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Exhibit 12

                               TYSON FOODS, INC.
                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS
                         OF EARNINGS TO FIXED CHARGES
                            (Dollars in Thousands)


                                                                  Fiscal Year Ended

                                    Six Months Ended      1997            1996             1995            1994            1993
                                    March 28, 1998
Net income for the period               $ 68,181          $185,799        $ 86,867        $219,191         $ (2,128)      $180,334
Add: Provision for Income Taxes           40,050           143,922          49,048         131,036          120,745        129,301
Fixed Charges                             77,516           137,752         156,938         134,292          102,711         88,507
Less capitalized interest                   (960)           (3,434)         (3,774)         (3,068)          (1,822)
Income before taxes on
 income and fixed charges                184,789           464,039         289,079         481,451          219,506        396,857

Fixed charges: Interest (1)               71,027           118,514         137,841         114,840           86,343         73,111
Capitalized interest                         960             3,434           3,774           3,068            1,822          1,285
Rentals at computed interest
 factor (2)                                5,066            11,333          11,909          12,637            9,543          8,414
Amortization of debt discount
 expense                                     463             4,471           3,414           3,747            5,003          5,697

TOTAL FIXED CHARGES                       77,516           137,752         156,938         134,292          102,711         88,507

Ratio of earnings to fixed charges          2.38              3.37            1.84            3.59             2.14           4.48

(1) Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of interest of 50% owned subsidiaries.

(2) Amounts represent those portions of rent expense (one-third) that are reasonable approximations of interest costs.